Filed Pursuant to Rule 433

Registration No. 333-279448 and

333-279448-04

*Pricing Details* ~$1.2BN+ Nissan Prime Auto Loan (NAROT 2026-A)

Joint Bookrunners: Wells Fargo Securities (Str.), MUFG, Mizuho Securities, and U.S. Bancorp

Co-Managers: BofA, BNP, Citi, and Lloyds

-ANTICIPATED CAPITAL STRUCTURE-

CLS	SIZE($MM)	WAL**	F/M^	P.WIN**	E.FNL**	L.FNL	BENCH	Spread	YLD %	CPN %	$PX

A-1	260.000	0.27	F1+/P-1	01-07	12/26	06/27	I-CRV	+14	3.796	3.796	100.00000
A-2A	240.000	1.03	AAA/Aaa	07-19	12/27	03/29	I-CRV	+43	4.228	4.19	99.99890
A-2B	198.130	1.03	AAA/Aaa	07-19	12/27	03/29	SOFR30A	+43	100.00000
A-3	438.130	2.33	AAA/Aaa	19-40	09/29	12/30	I-CRV	+44	4.516	4.47	99.99115
A-4	93.750	3.60	AAA/Aaa	40-47	04/30	03/32	I-CRV	+53	4.687	4.64	99.99396
B	21.140	3.88	AA/Aa3	47-47	04/30	03/32	I-CRV	+75	4.924	4.87	99.98524
C	17.300	3.88	A/A2	47-47	04/30	02/34	I-CRV	+95	5.124	5.07	99.99971

**Assumes pricing speed of 1.30% ABS to 5% Call

^Expected Ratings

-Transaction Details-

Offered Size : $1,268,450,000

Bloomberg Ticker : NAROT 2026-A

Expected Ratings : Fitch / Moody’s

Format : SEC Registered

Pricing Speed : 1.30% ABS to 5% Call

Min. Denoms : $1k x $1k

EU RR Compliant : No

Expected Pricing : Priced

Expected Settlement : On or about 05/27/2026

First Pay Date : 06/15/2026

ERISA Eligible : Yes

Bill & Deliver : Wells Fargo Securities

-Available Materials-

Preliminary Prospectus : attached

Ratings Free Writing Prospectus : attached

Intex CDI : attached

Intexnet Dealname : wsnart26a | Password : 42U9

Dealroadshow : https://dealroadshow.com | Code : 26NAROTA

Dealroadshow Direct Link : https://dealroadshow.com/e/26NAROTA

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